Exhibit 99(d)

KEYCORP STUDENT LOAN TRUST 2003-A

OFFICER’S CERTIFICATE

JPMorgan Chase Bank, N.A., ELT		JPMorgan Chase Bank, N.A., IT
4 New York Plaza, 6th Floor		4 New York Plaza, 6th Floor
New York, NY 10004		New York, NY 10004
Attn: ITS — Global Debt		Attn: ITS — Global Debt
Phone:	(212) 623-5427	Phone:	(212) 623-5427
Fax:	(212) 623-5933	Fax:	(212) 623-5933

KeyBank National Association		MBIA Insurance Corporation
800 Superior Ave, 4th Floor		113 King Street
Cleveland, OH 44114		Armonk, NY 10504
ATTN: President, KER		ATTN: Data Administration
Phone:	(216) 828-4293	Phone:	(914) 765-3772
Fax:	(216) 828-9301	Fax:	(914) 765-3660

Key Consumer Receivables LLC c/o KeyBank National Association 800 Superior Ave, 4th Floor Cleveland, Ohio 44114 Attn: President, KER
Phone:	(216) 828-4293
Fax:	(216) 828-9301

Pursuant to Section 4.09 of the Sale and Servicing Agreement among Key Consumer Receivables LLC, as Depositor, KeyBank National Association, successor in interest to Key Bank USA, National Association, as Master Servicer and Administrator, KeyCorp Student Loan Trust 2003-A, as Issuer, and JPMorgan Chase Bank, N.A., successor in interest to Bank One, National Association not in its individual capacity but solely as Eligible Lender Trustee, dated as of August 1, 2003 (the “Agreement”), the undersigned hereby certifies that (i) a review of the activities of the Administrator from January 1, 2004, through December 31, 2004, and of its performance under the Agreement has been made, and (ii) to the best of our knowledge, based on our review, the Administrator has fulfilled all its obligations under the Agreement and the related Administration Agreement respectively throughout such period.

KeyBank National Association, successor in interest to Key Bank USA, National Association, as Administrator

	by:	/S/ DANIEL G. SMITH

Date: February 18, 2005	Name:	Daniel G. Smith
	Title:	Senior Vice President

	by:	/S/ DARLENE DIMITRIJEVS

	Name:	Darlene Dimitrijevs
	Title:	Senior Vice President